Exhibit 99.1                                                       Press Release


  OnScreen Technologies, Inc. Hires Vice President of New Business Development
                        to Further Commercialize Products


         PORTLAND, Ore.--November 29, 2005--OnScreen Technologies, Inc. (OTCBB:ONSC), a leading provider of innovative LED signage technology and solutions, announced today that Robert Gowans has joined the company as Vice President of Sales and New Business Development. He is responsible for overseeing the commercialization of the company's products and technologies.

         Gowans has more than 20 years of senior executive experience working with public, private and early-stage technology and telecommunications companies, with a particular focus on sales, strategic planning, business development, and information systems. As the founding partner of Tell Canada Telecommunications, a telecommunications service provider, he grew annual revenues to over $23 million, servicing approximately 8,000 customers.

         During his tenure at Intel Corporation, Gowans was Vice President, Service Provider Systems, Converged Communications Division, where he led strategic, business and product architecture planning, engineering and execution of an internal "start up." While CEO of UXComm, a management software company based in Portland, he negotiated several profitable, strategic agreements with industry leaders such as Intel, which helped him attract new capital investment and forge strategic business alliances.

          "Rob's high-caliber senior management experience in developing, selling and licensing new technologies makes him a great asset to OnScreen's new management team. His entrepreneurial track record is equally impressive and we would expect him to be a significant contributor to the commercialization of OnScreen's products. I am pleased to welcome him aboard," said Charles R. Baker, CEO and Chairman of OnScreen.

About OnScreen Technologies, Inc.:

OnScreen Technologies, Inc. (OTCBB:ONSC) using a revolutionary patent-pending technology, is developing next generation LED video displays to provide communication and display solutions for both commercial advertising and government agency signage markets, including The Department of Transportation, Homeland Security, law enforcement, and emergency responders. The onscreen(TM) technology produces LED display signs that are lighter, brighter and less expensive to install and support than current LED signs in the marketplace. More about OnScreen Technologies is available at http://www.onscreentech.com
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Media Contact:                                   Investor Contact:
OnScreen Technologies, Inc.,                     Cameron Associates
Linda Ferguson, 503-417-1700                     Peter Seltzberg, 212-554-5487
Linda@onscreentech.com                           peter@cameronassoc.com
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